United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 2, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On June 2, 2009, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended May 1, 2009, and hosted a conference call to discuss the financial results for the quarter ended May 1, 2009. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated June 2, 2009 announcing financial results for the quarter ended May 1, 2009
99.2	Transcript of conference call held on June 2, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2009	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E. Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated June 2, 2009 announcing financial results for the quarter ended May 1, 2009
99.2	Transcript of conference call held on June 2, 2009

Exhibit 99.1 – Press Release Dated June 2, 2009 Announcing Financial Results for the Quarter Ended May 1, 2009

Applied Signal Technology, Inc.
Announces Fiscal Second Quarter Operating Results

—Second Quarter Revenues Increase 18% to $53.5 million—
—Second Quarter Earnings per Share Increase 94% to $0.31—

Sunnyvale, CA. June 2, 2009 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced operating results for the second quarter and first six months of fiscal 2009, ended May 1, 2009. The Company reported revenues for the second quarter increased 18% to $53,500,000 compared to the year-ago period’s revenues of $45,284,000. Earnings per share during the second quarter increased by 94% to $0.31 versus the year-ago level of $0.16 per share.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We are continuing to see benefits from improvements in operations initiated last year, resulting in sustained improvements in profitability. Revenues are also increasing as a result of strong product sales with the launch of our new Model 680 Raider product and strong demand for our core broadband communications equipment.”

The Company’s operating income for the second quarter of fiscal 2009 increased by 128% to $6,455,000 as compared to $2,835,000 in the second quarter of fiscal year 2008. Similar to the first fiscal quarter, this improvement was driven by several factors, including increased profit from product sales, a reduction in stock-based compensation expense, and an increase in royalty revenue associated with the licensing of intellectual property into commercial satellite communications markets. The Company also noted that during the second quarter of fiscal 2008, earnings were reduced by approximately $0.06 per share due to recording inventory write-downs and accounts receivable reserves.

Revenues for the first six months of fiscal year 2009 were $98,884,000 representing a 12% increase when compared to revenues of $88,009,000 for the first six months of fiscal year 2008. Operating income for the first six months of fiscal 2009 increased by 132% to $12,103,000 as compared to $5,215,000 for the first six months of fiscal year 2008. Net income for the first six months of fiscal year 2009 was $7,589,000 or $0.58 per diluted share compared to the year-ago level of $3,503,000 or $0.28 per diluted share.

New orders received during the second quarter of fiscal year 2009 were $56,454,000 representing a 17% increase when compared to new orders of $48,150,000 received during the second quarter of fiscal year 2008. New orders for the first six months of fiscal year 2009 were $89,575,000 representing a 19% increase when compared to new orders of $75,039,000 for the same period of fiscal year 2008.

Mr. Van Vleet concluded, “We will continue to focus our energy on capturing organic growth opportunities in the rapidly developing intelligence, surveillance and reconnaissance (ISR) and cyber-security markets. We will also utilize the strategic advantages provided to us by our strong capital position to find new, complementary growth opportunities.”

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the second quarter and first six months of fiscal year 2009 ended May 1, 2009.

Conference Call
The Company will host a conference call on June 2, 2009 to discuss second quarter fiscal 2009 results. If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on June 2, 2009 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to future organic and new complimentary growth opportunities and the order opportunities available to us in the rapidly developing intelligence, surveillance and reconnaissance (ISR) and cyber-security markets are forward-looking statements. The risks and uncertainties associated with these statements include our ability to capture organic growth opportunities, our ability to utilize the strategic advantages of our strong capital position, whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2008. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	May 1, 2009	May 2, 2008	May 1, 2009	May 2, 2008
Revenues from contracts	$51,618	$43,888	$95,305	$85,498
Revenues from royalties	1,882 --------	1,396 --------	3,579 --------	2,511 --------
Total revenues	53,500	45,284	98,884	88,009
Operating expenses:
Contract costs	37,489	31,492	69,020	60,863
Research and development	3,797	3,554	6,872	6,533
General and administrative	5,759 --------	7,403 --------	10,889 --------	15,398 --------

Total operating expenses	47,045 --------	42,449 --------	86,781 --------	82,794 --------

Operating income	6,455	2,835	12,103	5,215
Interest income/(expense), net	69 --------	147 --------	181 --------	380 --------

Income before provision for income taxes	6,524	2,982	12,284	5,595
Provision for income taxes	2,450 --------	967 --------	4,695 --------	2,092 --------

Net income	$4,074 ======	$2,015 ======	$7,589 ======	$3,503 ======

Net income per share – basic	$0.32	$0.16	$0.59	$0.28
Average shares – basic	12,852	12,400	12,803	12,371

Net income per share – diluted	$0.31	$0.16	$0.58	$0.28
Average shares – diluted	13,086	12,523	13,030	12,513

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	May 1, 2009	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,144	$4,668
Short term investments	49,543 --------	45,045 --------
Cash, cash equivalents, and short term investments	54,687	49,713

Accounts receivable	44,601	40,115
Inventory	9,616	8,141
Other current assets	10,835 --------	10,155 --------
Total current assets	119,739	108,124

Property and equipment, at cost	68,191	65,773
Accumulated depreciation and amortization	(53,139) --------	(50,660) --------
Net property and equipment	15,052	15,113

Goodwill	19,964	19,964

Intangible assets, net	127	162

Long-term deferred tax asset, net	4,424	4,410
Long term investment	2,130	9,381
Other assets	977 --------	865 --------

Total assets	$162,413 =======	$158,019 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$17,832	$20,070
Notes payable	1,429	1,429
Income taxes payable	247	498
Other accrued liabilities	3,497 --------	3,513 --------
Total current liabilities	23,005	25,510

Long-term liabilities:
Long-term notes payable	3,095	3,929
Other long-term liabilities	3,730 --------	3,847 --------
Total long-term liabilities	$6,825	$7,776

Shareholders' equity	132,583 --------	124,733 --------

Total liabilities and shareholders' equity	$162,413 =======	$158,019 =======

Applied Signal Technology, Inc.
Consolidated Statements of Cash Flows
Increase (decrease) in Cash
(in thousands)

	Six Months Ended
	2009	2008
Operating activities:

Net income	$7,589	3,503

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,056	3,065
Stock-based compensation	1,068	2,805
Excess tax benefits from stock-based payment arrangements	(251)	(21)

Adjustments to reconcile net income to net cash provided
Accounts receivable	(4,486)	1,329
Refundable income taxes	—	752
Inventory, prepaids, and other assets	(2,281)	(4,154)
Accrued lease incentives	—	877
Accounts payable, taxes payable and accrued liabilities	(2,413) --------	435 --------

Net cash provided by operating activities	2,282	8,591

Investing activities:

Purchase of available-for-sale securities	(28,801)	(50,236)
Maturities of available-for-sale securities	31,285	48,217
Additions to property and equipment	(2,684) --------	(2,383) --------

Net cash (used in) investing activities	(200)	(4,402)

Financing Activities:

Issuance of Common Stock	2,331	1,721
Shares repurchased for tax withholding of vested restricted stock awards	(127)	(97)
Excess tax benefits from stock-based payment arrangements	251	21
Term loan	(834)	(833)
Dividends Paid	(3,227) --------	(3,122) --------

Net cash (used in) financing activities	(1,606)	(2,310)

Net increase (decrease) in cash	476	1,879
Cash, beginning of period	4,668 --------	5,250 --------
Cash, end of period	$5,144 =======	7,129 =======

Supplemental disclosure of cash flow information:
Interest paid	149	204
Income taxes paid	4,733	3,280

Exhibit 99.2 – Transcript of Conference Call Held on June 2, 2009

Transcript of Applied Signal Technology Inc (APSG)
Second quarter 2009
Conference Call
June 2, 2009

Participants

Executives

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Analysts

Michael Lewis – BB&T Capital Markets

James McIlree – Collins Stewart LLC.

Steve Levenson – Stifel Nicolaus

Myles Walton – Oppenheimer and Company

Robert Kirkpatrick – Cardinal Capital

Chris Donahue – SunTrust Robinson Humphrey

Presentation

Operator

Greetings and welcome to the Applied Signal Technology second quarter 2009 earnings conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press *0 on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you, Mr. Van Vleet. You may begin.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Thank you, Manny. Good afternoon and thank you for taking the time to join us to review our second quarter results. With me today is Jim Doyle, our Chief Financial Officer.

Now, before I begin I'd like to summarize our safe harbor statement. Our presentation today may contain forward-looking statements which reflect the company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could actual results to differ materially are contained in the company's recent 10-Qs and 10-K.

I am pleased to report we’ve continued the operational momentum that we initiated this year and concluded another strong quarter. Our revenues for the second quarter increased by 18% to $53.5 million compared to $45.3 million a year ago. Strong product sales and increasing demand for our core broadband communications equipment drove a majority of the increase. We continue to be particularly pleased with an increase in demand for our Model 680 radar product or tactical SIGINT collection. We continue to also focus our operations to ensure program performance to maintain a competitive cost structure and penetrate our workplace.

In the last quarter in particular our program execution was quite strong. Our operating income increased by 128% to roughly $6.5 million for a margin of 12.1% for the quarter. This compares to 2.8 million in the second quarter of last year, which was a margin 6.3%. The year-over-year improvement in our profitability comes from a number of factors including increased profits from our product sales due to strong customer demand, a reduction in stock based compensation and higher royalty income associated with our licensing of technology to the commercial broadband communications market.

Earnings per share increased at a very fast pace, rising 94% to $.31 per share compared to $.16 per share a year ago and while we are very pleased with this performance I should point out that there is an unusual positive factor in the year-over-year comparison. A year ago we reported approximately $0.6 per share of inventory write-downs and accounts receivables reserves and we do not expect to benefit from this comparison in the third or fourth quarters of the current year.

I would like to update you on our current thoughts regarding the funding environment for intelligence, surveillance and reconnaissance or ISR products and services. As a reminder, about 80% of our revenues are derived from the intelligence communities budget, and about 20% from the Department of Defense. While we're clearly limited to what we can comment on with regards to the intelligence budgets, what I can say is that there is a clear understanding that the current administration has a sharp focus on the identification and prevention of threats to the critical national security. We are also comfortable with the funding environment currently established to support these objectives in our operational goals. As you know from past calls we are shifting our operational model to become more cost competitive, while simultaneously retaining our technological superiority and we believe that we have an opportunity to capture an increased market share. With respect to the Department of Defense we continue to see the funding environment for ISR and particularly for tactical applications as solid and growing. This obviously stands in contrast to the general defense funding environment that is expected to stagnate and potentially contract over time.

In both case with regards to revenues right and strategic SIGINT products and services, the current focus is on recapitalization and upgrade of existing platforms, not on new platform development. This is a trend that bodes well for us, as we have a solid base of installed products and therefore an enhanced competitive position. While technology certainly drives our business, and I will provide you with an update on some of the things we are working on in a moment, maintaining and enhancing our relationships in coordination with our customers is every bit as important. During the past quarter there were a couple of events we participated in that helped us in this regard and I think are worth mentioning.

First in May we held our Annual Spring Technology Symposium at our offices in Annapolis Junction in Maryland. The purpose of this event, which was attended by over 250 customer representatives is to educate them about new and emerging communication technologies and to provide demonstrations of our capabilities. We held seminars on a wide range of topics including high speed converged data processing, wide band communication survey and processing, software defined radio systems and cyber security tools and we demonstrated over a dozen new products. This is our 13th Annual Spring Symposium and the response was uniformly positive from all the attendees.

I also want to highlight our participation at the special operations forces industry conference, which actually began this morning in Tampa, Florida. It's clear that special forces are of paramount importance to the prosecution of the type of asymmetric warfare that is characterizing the 21st century conflicts. ISR capabilities can serve as a very significant force multiplier on a battlefield that is increasingly complex. Disaggregating the signals traffic and locating specific signal emitters on that battlefield is our area of expertise. We have created and are developing a new generation of low size, weight and power products for manned and unmanned applications that we think will serve this important customer base extremely well. Developing low size, weight, and power products is a significant focal point of our research and development effort at the moment, particularly as it relates to the fast developing unmanned aerial vehicle market. We've had a number of successful tests of both miniaturized ELINT and COMINT products over the course of the last several months and we are excited to continue that work. Another area of focus for us is cyber security or the protection of our nation’s digital infrastructure from the growing threat of cyber crime and state sponsored intrusions and operations. These and other risks have the potential to undermine the nation's confidence in the information systems that underlie our economic and national security interest.

In 2007 the critical national cyber security initiative was established to begin to develop solutions for computer and network operations and information assurance. President Obama commissioned a 60 day comprehensive review of our country's policies and programs, and a report was issued last week that calls for an expansion of cyber space programs going forward. Applied Signal is investing heavily in Next Generations solutions to address this opportunity. And while we are excited about the future potential this is still an emerging opportunity. We have captured some programs but the current total represents only about 2%–3% of revenues.

Finally I would like to talk a little about our synthetic aperture sonar product. Our sensor systems division is very proud of the capabilities in this product, which extend from antisubmarine warfare applications to a wide range of undersea survey missions, both for littoral and deep water missions. Now while we weren't happy with the circumstances during the past quarter, we were grateful to have the opportunity to assist in the location of a plane that crashed off the Santa Barbara coast. We were able to survey a very wide swath of ocean and locate the wreckage within a matter of hours. We have capitalized the total survey system to allow us to respond to such request to rapidly feel the system to conduct sub sea surveys, and as a result we are seeing a number of new potential opportunities and we are looking forward to demonstrating our capabilities for the commercial market applications, because we provide a greater level of resolution and lower search times over the technology that is currently available.

Now before I turn the call over to Jim I would just like to say that we are very pleased with the recent performance of the business and our opportunities. We're certainly cognizant that we've been outperforming the financial community's expectations for this business. And while we have not elected to provide specific forward-looking guidance, I'd like to say a few words about our future. Our bookings total at the end of the second quarter was good at $89.6 million versus $75 million at the same time last year. That said the current bookings stretch over a longer time period than last year’s number, primarily as a result of our successful capture of the five year Argos 3 program. I will reiterate that we're very comfortable with what we are hearing from our customers about the funding environment for both the near and long term. But we are also experiencing some delays in new contract awards. As the government shifts from a focus on platform development to fleet modernization efforts, we are seeing programs like the aerial common sensor and EPX programs slip a few months. Even so we believe that the recent increase in demand in our core business provides the diversification necessary to offset any delays that we see on the horizon.

Longer term we remain very excited about our opportunities. The ISR market is a fast paced and important business and as we look forward we continue to believe that we have a strong organic growth opportunity that stems from our long history of excellence in this market. Beyond that we continue to evaluate the opportunities to expand the value we provide to our shareholders through utilizing our significant financial strength. So we continue to maintain a strong balance sheet and an excellent cost of equity capital that we believe can be deployed to expand our business and to create incremental value for our shareholders and our customers at the same time.

I would now like to turn the call over to Jim to run through the financial results for the quarter in greater detail.

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Great. Thanks Bill. Good afternoon, everyone. Bill has done a very nice job of covering the income statement in some detail, so I will keep my comments brief regarding that. Our revenues for the second quarter of fiscal 2009 increased by approximately 18% to $53.5 million compared to revenues of approximately $45.3 million for the second quarter of fiscal 2008. You should bear in mind that our growth in the second quarter of fiscal 2009 was bolstered by our recognition of $1.1 million of pre-contract costs, compared to a net increase of approximately 2000 in pre-contract costs during the year ago quarter. We do not expect to see quite this level of effect on revenues in future periods. I would like to address our earnings growth particularly as it relates to our operating margin which at 12.1% for the quarter was quite strong. There are two significant factors to consider as you look to analyze the quarter and consider our future. First a very significant factor in our profitability increase was the growth in royalty revenue which exceeded our expectations. While we expected business to remain fairly strong we have seen some competitive products start to penetrate the market, so I believe that some of these competitive products may infringe upon our intellectual property. We believe that it is in our best interest over the long term, particularly as we believe we have the potential to diversify this business to defend our technology. So while today this business has essentially produced 100% operating margin that is not likely to be the case once you factor in the potential for legal costs.

Second Bill noted that a year ago quarter contained significant costs for the adjustment in inventory and accounts receivable reserves. This had the net effect of reducing our reported of reducing our reported earnings in the second quarter of fiscal 2008 by approximately $0.6 per share. These costs in the year ago period essentially created some margin comparisons for us in the second quarter of fiscal 2009, which we do not expect to benefit from in future periods. I would like to briefly comment on the balance sheet. The combined cash and investment balances at May 1, 2009 were approximately 56.8 million, representing a slight decrease of about 2.3 million from approximately $59 million balance at October 31, 2008. Accounts receivable balances were approximately 44.6 million an increase approximately 4.5 million compared to the balance at October 31, 2008. Billed accounts receivable balances of approximately 22.5 million were essentially unchanged compared to the approximately 22.2 million balance at October 31, 2008. Unbilled accounts receivable balances were approximately 22.1 million, an increase approximately 4 million during the first six months of fiscal 2009, primarily due to contract limitations on certain firm fixed price contracts. Inventory balance at May 1, 2009 was approximately 9.6 million compared to approximately 8.1 million at October 31, 2008. Inventory increased primarily due to an increase in work in process inventories. Prepaid and other current assets included pre-contract for at risk cost of about 1.3 million at May 1, 2009. This compares to a balance of about 2.4 million at January 30, 2009. The reduction in at risk cost is due to receipt of funding primarily on three contracts, High Beam, Spector and one of our significant services contracts. Current liabilities were about 23 million compared to the balance of about 25.5 million at October 31, 2008. The decline was due in part to payments of employee related fringe benefits during the first quarter of 2009. Our bank debt continues to decline such that our total short and long-term balance at May 1, 2009 is approximately 4.5 million. We paid dividends of approximately 1.6 million during second quarter of fiscal 2009. Those are some of the highlights of the balance sheet and it concludes my review of the financials.

I will turn it back to Bill for his closing comments.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Thanks Jim. As he said, we both said, it was a good quarter and we were very pleased with the performance and it is a testament to the work of the employees of Applied Signal. Our business is now on a firm footing and we have a great range of opportunities on the horizon. Now last quarter we reviewed, or we highlighted four opportunities, the Singapore synthetic aperture sonar, Argos 3, profit enhance and Next Generation ASA, and I would like to give you an update on those four programs.

Our prime contractor that we had teamed with for the Republic of Singapore was not selected and so as a result we did not win that procurement. However, the investments we made in the product substantially enhanced our overall product’s viability and performance, which will be leveraged in future process surveyor product sales and services. We were successful in capturing the Argos 3 program and we are part of the winning team for profit enhance. Our products will be delivered as part of Spiral 2 of that program. The next generation ASA program is still in evaluation with an award anticipated late in the third quarter. This program has recently been revised back to a five year IDIQ program from the previous three year program that we reported at the last investor call. And we’ve just recently re-submitted our proposal for that. The US Army’s aerial common sensor program which is a large program guide at $5 billion over 10 years. The release of RFP was anticipated in February but was delayed following the appointment of the new DOD acquisition executive Dr. Ashton Carter, and a review of all major acquisition programs. Based on that review and a decision made by Secretary of Defense Gates in August 2008 to accelerate the fielding of airborne ISR assets, the ACS program has been revised into a 24-month quick reaction capability, or QRC program based on a turbo prop aircraft, instead of a jet based ISR platform. The current acquisition schedule calls for an industry day sometime in June–July timeframe where a new and shorter TDD phase will be defined. We anticipate the release of the RFP will follow in the August to September timeframe and we understand that the government still intends to award two contracts in the December–January timeframe, but the period of performance will be shorter and the requirements have been reduced and simplified. AST will continue to track this program and we will attend the next ACS industry day.

The US Navy's electronic patrol next generation program called EPX is a recapitalization of the Navy’s existing electronic patrol 3-E fleet or EPE-3 Fleet and it will be a transformational platform to fulfill Navy and DOD requirements for manned multi intelligence ISR and targeting capability. The EPX program, if you recall is valued at roughly $3 billion over 14 years. The Navy outlined a phased RDT&E acquisition program including a competitive technology development demonstration or TDD phase to reduce technical risk, establish achievable performance requirements and identify material cost and schedule parameters. A phase I study was completed in May of last year by Boeing, Northrup and Lockheed. And a release of an RFP for the second phase to refine the system requirements was also delayed due to the appointment of Dr. Carter and the Navy’s decision to conduct a complete recapitalization mitigation program review for the current fleet of 22 EP3 platforms. We believe that the release of RFP for phase II has been delayed until sometime in fiscal year 2010 and we are again continuing to track this program for opportunities to compete.

Now with respect to talent acquisition, Applied Signal Technology has long prided itself on having a world class team of managers and employees. During the second quarter we successfully hired three key new leaders to enhance our skills and discipline in the management of intellectual property, program and personal security, and people management. Dr. Marcia Bush came to AST with 15 years of technology marketing and licensing experience, most recently as the Vice President of the International Computer Science Institute in Berkeley, California and Vice President of Business Development in Xerox's Innovation Group. Marcia holds doctoral and masters degrees in Electrical Engineering and Computer Science from MIT. She's very bright. She'll work across the Company to build our intellectual property portfolio and help us realize additional licensing based revenue. Deborah Campbell comes to our Company after 30 years with the Central Intelligence Agency in a variety of roles, most recently as the Chief of Personnel Security in the Office of Security and Counter Intelligence. She will be responsible for ensuring the highest possible level of security for our facilities, operational program security and helping us expedite personnel security clearances. Mike Forcht joined us as the Vice President of Human Resources. He was most recently employed in that capacity by Loral Space Systems, but has also been instrumental in human resources efforts for companies such as Intuit, Apple and 3Com Corporation over the course of his career. He has specific expertise in a wide range of areas including organizational integration, performance management process development and in the identification and retention of technical and executive talent. Mike is a key addition to help us improve our ability to hire and retain the best employees.

Now with these three key hires we significantly enhance our management team and our organizational potential. I am excited to work with Mike to further build our team, with Deborah to enhance our physical and program security processes, and with Marcia to continue to create value from our considerable base of intellectual property. In summary we have continued to build our capabilities and have reinforced our management team with great talent and experience; at the same time we have reduced our overall cost structure to increase our level of competitiveness so that we can continue to capture market share across our range of customers. Thank you, and we are now ready to take questions from the participants.

Operator

Thank you. Ladies and gentlemen, we will be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press *2 if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Our first question from the line of Michael Lewis with BB&T Capital Markets. Please go ahead.

Michael Lewis – BB&T Capital Markets

Thank you for taking my questions and very, very fine quarter. Bill just real quickly, you were talking about the ACS reconfiguration, the ACS opportunity. Are they going to try to spiral this thing like to be similar to project liberty. Could you give your opinion on that?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Michael, it is frankly it is in state of flux until they come out with their procurement strategy. We believe that there may be some spiral approaches. There has certainly been some discussion to that effect, where they may phase in different types of capabilities in different spirals. There also is a possibility that there might be some emerging or a combination between the ACS and the project Liberty programs because they now will be similar types of aircraft, and so it is a little early to tell, but both of those remain within the realm of possibility.

Michael Lewis – BB&T Capital Markets

That is helpful. I appreciate your comments there. Shifting gears here, if we look at the Argos 3 award, this time it was awarded as the IDIQ and I think that that should be perceived as a big positive, because it was an incremental funding in the past from what I understand. With that said, with the $24 million ceiling level do you think that there is a good probability that we will see that ceiling closed more quickly than 2014 when the contract ends?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

I do not believe that we will see it close more quickly. We did on other programs like the ASA program, but on the Argos 3 that is a continuation of program we have actually been participating in for 15–20 years, quite a few years and so it has been a much more stable level of participation. So I believe we are going to continue. That will be a five year program and we should go up to the ceiling. Now the one benefit I do see is in prior years we have had a fairly high ceiling and we had not reached the ceiling level. The way the funding and the program office is operating that program it does appear that I think we stand a pretty good chance of operating to the ceiling value on that program.

Michael Lewis – BB&T Capital Markets

Okay, that is great. One more question, and I'll get out of the way here. On the ASA recompete, if we look at the prior contract, there was a $75 million level, the contract that was awarded in 2006. Based on the requirements that have been set to you, what is your expectation. Do you think that opportunity costs will be doubled?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

I guess, I am not sure about the question, but let me take a stab and tell me if I answer it right, Mike. We are currently with a $75 million program that got increased to $80 million or so. We do believe in the new program the next generation ASA if awarded, that the annual amount will be up to 50 million per year instead of 25 per year and so I do think the opportunity to see at those is possible. I do not know the 200 million will be, I doubt that the $200 million will be increased above that.

Michael Lewis – BB&T Capital Markets

That was exactly what I was looking for. I was just assuming 50 as well. Okay thank you, very much.

Operator

Thank you. Our next question is from the line of James McIlree of Collins Stewart LLC. Please go ahead.

James McIlree – Collins Stewart LLC.

Thanks. This is Jim McIlree.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Hi Jim.

James McIlree – Collins Stewart LLC.

On the royalties, I think, in the last published document I think in the Q1 in the conference call you indicated $5 million of royalty income expected for fiscal 2009. Is that still a good estimate for the year given the first half strength, you will be looking for more than that?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Well given the first half strength Jim, we would be looking for a little more than that. You can see from our results we are about 3.5 million in royalty revenues for the first half of the year. We do not anticipate that that will double. We do anticipate it to come in more in the -- maybe in the $6 to $6.5 million range. As we had said earlier in the year we were thinking of it as more in the $5 million range, but we did see a good second quarter. The other thing to remember is that we are getting competition on this and there may be some issues surrounding our infringement of our patents, and we'll make sure that we properly – we take the proper action to defend our position on that.

James McIlree – Collins Stewart LLC.

Is that really causing a significant diminishment of revenues to your royalty payer?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

At this point, it is difficult to tell, we have just begun the process. So what we are doing some where I look forward, we were bearing that in mind as to what things might happen as well as there are other economic conditions that might indicate that things might slow a little during certain periods of time. The economy as you know is struggling a bit, and so that there is a bit of an effect on our royalties as a result of that.

James McIlree – Collins Stewart LLC.

I have a four part question but it really deals with the entire, with one main subject which is, I think in times past you have talked about what kind of long-term operating margins you thought you could get so I was wondering if you could revisit that and potentially you know if you are going to go there, what type of timeframe you will be able to get there, how you would get there, and if you have ever done it before, if these are goals that the company has ever achieved in the past? And then as you answer that I am concerned about what happens with these royalty payments over time if that is part of how you are thinking about modeling the business and I will just mute myself and defer to the next question?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Thanks Jim. I will go ahead and take that question. If you want to talk about long-term operating model. That is a very good question because if you look at our operating income as a percentage of revenue for the first half of the year it is approximately 12%, which is outstanding for us and to refresh people's memories, we've said before in prior calls that our operating income potential was in the 6% to 9% of revenue range. We have made some changes as you folks know, that have improved our operating income potential. We have taken steps to significantly reduce our stock compensation expense. We have seen increased royalties and I will comment on that, Jim in a minute. We have also created a product-oriented rate structure, which will likely increase our product sales and products tend to be awarded on a firm fix price basis and also tend to return greater margins that are cost reimbursable contracts. So looking ahead and looking at, given the result of those types of changes, we anticipate that our long-term operating model will show an operating income potential in the 8–11% of revenue range. That is going to be modulated based on some significant factors. One, the contract mix. If we have a greater portion of our revenue coming from fixed price product type contracts, we are going to tend to return higher margins, so contract mix can have a significant impact on the operating results. Program performance of course, licensing and royalties, stock compensation, those are the kind of things that will have a significant result on the operations. And so we think that that 8–11% operating income margin is probably an appropriate one and we think that as in royalties, it would come down a little bit off that more and perhaps 8–10% range, but then that’s a function of the type of contracts that we are going through. So that gives some idea of a long-term model. And Jim, what was the question about royalties?

James McIlree – Collins Stewart LLC.

But I think you answered it with the margin goals with and without royalties, I think you just answered that.

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Okay.

Operator

Thank you. Our next question is from the line of Steve Levenson with Stifel Nicolaus. Please go ahead.

Steve Levenson – Stifel Nicolaus

Thanks. Good afternoon Bill and Jim, and thanks for all the complete data in the call. Jim, I am sorry I am going to bring this up, I can’t do without it, but what’s the story with the rate variance this quarter? How are things looking?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Sure. The indirect rate variance at the end of the second quarter is an unfavorable approximately 115,000 that compares to about $2.3 million unfavorable at the end of second quarter of last year. It is just a caution. You really cannot compare year-over-year because remember the rate variance affects the particular fiscal year that we are in, but at least it gives you some idea of where we were last year versus where we are this year. So we are comfortable that we will be able to absorb that unfavorable rate variance by the end of the fiscal year.

Steve Levenson – Stifel Nicolaus

It sounds about as low as it has been since we have been talking and does that all relate to the backlog for the order levels?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Well there is a combination of things. Yes, it is a combination of backlog and then orders coming through in the first half of the year as well as some of the controlled spending that we have had here the first half of the year. So it is a combination of those things.

Steve Levenson – Stifel Nicolaus

Okay thank you. Bill you just talked about new products. Is there any way you can describe them and what the potential is?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

About the new products, I guess there are three primary new products. One is the Raider, the model 680 Raider is a Next Generation wide band common system for tactical applications and we are seeing a strong acceptance of that product. We’ve delivered our first 11 and we have got another 18 working away through development and those will be fielded and deployed later this summer. So, seeing a nice increase in our product sales as a result of that. We also in our broadband communications area we have got a model 129, we call it a Gecko system, that is focused on providing broadband network monitoring and for cyber detection and intrusion. And we are just -- the product was debuted at our spring technology symposium conference that I talked about earlier and we have high hopes for that, although these initial orders are just beginning to emerge. And then the third area is the process surveyor, again, kind of on the heels of the, while we were going to the Singapore Navy solicitation, we put quite a bit of effort into maturing and making the current SAS product, we had much more robust and easily fielded, and we captured a lot of those improvements in our investment and capitalized the system such that we can now go out and either sell a turnkey system to underwater salvage or survey houses, or we can also do a contract labor services to go out and deploy that and so one of them was that search for the aircraft off the coast of Santa Barbara, we are also this week deploying it down to the Gulf of Mexico to help do some oil and pipeline surveys. So that's kind of what we have got coming out of the pipeline in terms of new products.

Steve Levenson – Stifel Nicolaus

Thank you. I am just asking your opinion on who is really going to benefit from the cyber security initiative. Do you think it is more to the SIGINT companies like Applied Signal or do you think this is going to fall more to the companies that serve the consumers, commercial product?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

We know it is going through the report that came out on Friday on the President's cyber security report, and I think it will be a fairly broad based initiative. I think they are talking about education programs, they are talking about some of the technologies to do with the commercial sector and financial sector, but I believe the preponderance will probably be in the defense and intelligence marketplace, or maybe just because that is the piece of the world we look at and view and so we focus ourselves to go address that, but that is we see large program opportunities emerging there and obviously we are giving our strategies to address and capture the largest share we can.

Steve Levenson – Stifel Nicolaus

Okay, last question sort of relates that too. Boeing has indicated that they are going to be focusing on the cyber world, particularly on cyber security. I guess they already feel comfortable on cyber attack. Do you think this is something they are going to do internally, build it, partner or buy it?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

We believe they are a large prime contractor and probably the answer will be some combination of all three. Boeing has shown an interest in doing acquisition to make sure that they have some indigenous capability as exemplified in DRT acquisition right here. I think they will probably continue to do similar activity like that, but I also think you know the strength of Boeing and other companies like Northrup Grumman and Lockheed Martin is not necessarily done at the technology level, but really the integration, bringing together a coalition of partners and I think they will bring more value to the market if they were to bring that corporate strength of integrating a coalition of companies to address this opportunity.

Steve Levenson – Stifel Nicolaus

And what are you seeing in the acquisition marketplace? Is there anything impacting prices or availability, tax laws, financing, things like that? Where are you guys right now?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Very good question, Steve and it is a subject of a lot of interest to us. We are actively looking and reviewing the marketplace. We are looking for companies that can help us accelerate our fundamental business strategies in cyber security, in tactical SIGNIT and in services. Those are kind of the three areas where I think we could, if we could find a well run company at the right price, we would be interested in considering an acquisition and leveraging obviously the strength of our equity cost capital here. We have to balance that with what are the great companies out there, are they are at the right price, are they ready to do be acquired and so forth, and in the cyber security area, I think there is a premium is what we are seeing, in other parts of the community I guess tactical SIGNIT based on the DRT deal, there is still some inflated expectations based on the fairly high valuation, but in other parts of the business in the services side and other parts of technology we have seen valuations come down, so you know we are looking at all of them simultaneously just to see where we can get the best value for our shareholders.

Steve Levenson – Stifel Nicolaus

Great. Thanks very much.

Operator

Thank you. Your next question is from the line of Myles Walton with Oppenheimer and Company. Please go ahead.

Myles Walton – Oppenheimer and Company

Thanks, good afternoon. You answered Steve’s question for Jim on indirect rate variances or unfavorable rate variances, curious if you could comment what it was relative to plan though?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

It was ahead of our internal plans but it was not that far ahead of it, so we are comfortable that there are no rate reserves as you have seen in prior quarters, no rate reserves that we have to take that are unfavorable, nor are there any positive pick up and profit as a result of this. We forecast that to the end of the year. We feel comfortable that our rates are going to come in as we had anticipated and this variance as I said it is not too far off of what we did plan internally.

Myles Walton – Oppenheimer and Company

Okay. And could you comment on what the contract mix was in the quarter, even if you take out your run rate for royalties above median the last year you came to the point where these margins looked pretty sustainable and you've obviously increased your long-term targets, but was mix really a help in this quarter similar to the first quarter?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Yes. Let me go over that a bit. If you look at, you have comparison between this quarter and a year ago quarter. Our cost reimbursable contracts returns were approximately 61% of our revenues versus approximately 72% a year ago. Time and material this quarter were approximately 21% versus approximately 18% a year ago. The big change here though on fixed price contracts, they represented about 15% of our revenues for the second quarter of this year compared to about 7% last year. And then royalties are running in about 3% of the total revenues for each of the two quarters. So we did see that a significant increase there in our fixed price contracts and Bill had commented on our model 680 Raider product and the nice growth that we have had there plus our core suite of SIGNIT equipment, we have had some increases there on those products also, so we have done well this first half of the year with products becoming a greater portion of our revenues than it had been in the past.

Myles Walton – Oppenheimer and Company

But I guess the question is there is no anticipation that that necessarily drops off in the back half of the year, is Raider now to a point and your other products your second products now to a point where they are kind of …?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Myles, we do not anticipate a drop off for the balance of the year as far as percentage of revenue. There may be a different mix in which products are going through there and that is really kind of a matter of timing but we do anticipate that we will see that higher fixed price contracts for the full year.

Myles Walton – Oppenheimer and Company

Okay good. And you mentioned legal cost and I have just want to tie it back to the comment on licensing or royalties rather, so then are you saying that the royalty revenue may not be impacted, but you are essentially going to flow some legal cost to offset the pure profit that those are currently, and what kind of legal costs should we think about?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Yeah. There probably will be some legal cost impact and we do not have a real good handle on that right at the moment, Myles we are just initiating the process. But as I mentioned earlier we are looking at total royalties in a range of 6–6.5 million for the year.

Myles Walton – Oppenheimer and Company

But still on the similar margin profile that we have seen in the past?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Essentially all the various profits, yes, although we do have some, as I said, we have put in some amount of legal cost, but at this point that is just an estimate that we have come up what we need to work that through the process.

Myles Walton – Oppenheimer and Company

Okay, and Bill on your comments about ASA, I was trying to understand and maybe I missed it, as it has moved in the RFT from being a three-year back to a five-year so is the ceiling also moving towards the five year at that $50 million run rate?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

We believe that is, Myles. We believe it is going to be a $200 million ceiling and I think the only downside there is it has moved a little bit longer in time, so maybe it moved another month or two in time, so we are looking at late third quarter or early fourth quarter type of a work. In the meantime the customer has been raising our current ASA ceiling, so that there would be no loss of continuity should we be selected.

Myles Walton – Oppenheimer and Company

And giving you the incumbent I mean, and I am not to put you on the spot, but what I mean is there a potent competitor who is going up against you in this competition or is this – how would qualify this type of transition of contracts?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Unfortunately we learned to never underestimate any competition. And so I say if there is any competition there is formidable competition, but we are an incumbent and the customer relationship has been strong and we hope that we will be able to continue to leverage that going forward.

Myles Walton – Oppenheimer and Company

With this strike as a single contract award or would this flow in incremental annual?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

We believe it will be IDIQ with a ceiling, and we think it will be booked as the task, as the worker task workers are sent. So it will not be a single $200 million order, but we look over in annual increments if you will.

Myles Walton – Oppenheimer and Company

Okay. And at this point in time do you have visibility to get book to bill over one for the full year?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

That’s still our objective. This is in order to provide sustainable results. Our objective is to finish the full year with a book-to-bill greater than one absolutely.

Myles Walton – Oppenheimer and Company

And then last from me, Bill is you have an 80% Intel business, 20% DOD, the last couple of years has been your Intel business that has been very predictable in terms of the low teens organic growth, but your DOD business have been an annualized head win I think declining by single digits. Is Intel’s… can you maybe give us some color or just talk about those two businesses as this year and over the next couple of years. Is DOD turning the corner that is now immaterial source of growth, has it stabilized and is Intel still that symbol of growth?

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Good question, very good question. Intel I would call a steady business and the main reason I see a large high-double-digit growth on that is because you know we had a fairly large, in our niche anyway, we've got a fairly large market share and so growing that is probably going to be difficult. I see that as sustaining at its current levels 5–10% is kind of what we see in that, in the core intelligence business. We actually see bigger opportunities in terms of upside in two areas, one is in cyber security as that materializes and cyber space programs come out, I think there is breakout upside there. The other one that was in the DOD, and the DOD we have been getting a number of market forecasts for the manned airborne SIGNIT marketplace, you know there is a number of programs with the ACS, the EPX, the EP3 project leader, there is quite a bit of recapitalization going on in that marketplace that I think creates a larger potential growth market. Unmanned aerial system UAS, or UAV sensors looks like a growth market and ground based SIGNIT is another area of growth, so at least in the markets where we participate the ISR markets, I think DOD represents a large growth opportunity for us.

Myles Walton – Oppenheimer and Company

Okay. Great thanks again.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

Thanks, Myles.

Operator

Thank you. Our next question is from the line of Robert Kirkpatrick with Cardinal Capital. Please go ahead.

Robert Kirkpatrick – Cardinal Capital

Thank you very much. You had mentioned in your first quarter 10Q there was a possibility of an award being debooked during the balance of the year, was that done in the quarter here and if so is the orders number in that orders number?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Yeah, Rob. That order has not been debooked. It is approximately 4–5 million that we anticipate to be debooked. We have submitted proposals for those particular set of delivery orders and we have submitted those proposals. We still anticipate it to debook in that range of 4–5 million but the timing is uncertain as to whether it will be this fiscal year 2009 or sometime in FY’10.

Robert Kirkpatrick – Cardinal Capital

Great and then how is the – I mean you talked about three kind of executives hires but how is your general hiring coming along towards your plan for the year. Where did you end the quarter in terms of the number of employees and are you seeing any difficulty or ease in being able to hire the skilled employees you need? Thank you.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

A good question, Ron. We finished the quarter at about 700 net employees, that is about 700 total employees. And so that is close to what our plans were, but we are a little bit behind. Since the end of the quarter we have actually seen it pick up a bit more favorably particularly as we enter the college graduation timeframe and we have had a nice series of hires of very good college graduates, the market is quite good for that. And still we are close to plan, our plan was still to close the year around 740 or 750 I’d say we are on track for that. The hiring is going pretty well, I think we have hired a total of 68 so far this year. Our attrition has been a little higher than planned particularly on the east coast, we have seen a higher attrition rate on the east coast than any other parts of the country.

Operator

Thank you. Our next question is from the line of Chris Donahue with SunTrust Robinson Humphrey. Please go ahead.

Chris Donahue – SunTrust Robinson Humphrey

Good afternoon, gentlemen. This is actually Rob Jackis in for Chris. Hey, how are you guys doing? Great quarter. Just a quick housekeeping question. What was the total backlog at the end of the quarter?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

During the second quarter was approximately 114.5 million.

Chris Donahue – SunTrust Robinson Humphrey

Okay. And then just real quick on R&D spending. Do you for the remainder of the year do you envision that stand right around slightly below $4 million at that level or is there any potential increased spending as you head towards the end of the year?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

That is a fair question Rob. We do anticipate some additional spending on certain R&D projects that we have embarked on and so yes we do see some increases there. You are right approximately $4 million, sorry almost $7 million through the first half of the year, but we do anticipate it creeping up a little bit. That is all planned spending too so we got some important projects that we see we should invest in.

Chris Donahue – SunTrust Robinson Humphrey

Okay. Thank you for your time.

Operator

Our next question is a followup from James McIlree Inc. Please go ahead.

James McIlree – Collins Stewart LLC.

Well thank you. A couple of previous questioners already asked them. Thank you.

Operator

Our next question is from the line of Michael Lewis. Please go ahead.

Michael Lewis – BB&T Capital Markets

Just a question about the cash flow, CapEx you said $7 million in fiscal year 2009 is the expectation for CapEx?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Hi Mike, no. We had not said anything about what the expectation is for CapEx for FY’09.

Michael Lewis – BB&T Capital Markets

Okay I misunderstood the question, the prior question and what is your expectation?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

CapEx what we are targeting around 5–6 million in CapEx.

Michael Lewis – BB&T Capital Markets

And should that be a sustained level moving into fiscal year 2010?

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

As far as dollar amount?

Michael Lewis – BB&T Capital Markets

Yes.

James E. Doyle – Chief Financial Officer and Vice President Finance – Applied Signal Technologies

Yes, it might creep up a little bit, Mike in 2010, that is approximate.

Michael Lewis – BB&T Capital Markets

Okay, very helpful. Thank you, very much.

Operator

We have no further questions in queue at this time.

William B. Van Vleet, III – Chief Executive Officer – Applied Signal Technologies

I would just like to thank everyone again for your participation and we look forward to our next conference call.

Operator

Thank you, ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.